EXHIBIT 4.4

CROSS-REFERENCE SHEET*

TIA Section		Indenture Section
310	(a) (1)	7.10
	(a) (2)	7.10
	(a) (3)	N.A.
	(a) (4)	N.A.
	(a) (5)	7.8; 7.10
	(b)	7.8; 7.10; 10.2
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	10.3
	(c)	10.3
313	(a)	7.6
	(b) (1)	N.A.
	(b) (2)	7.6
	(c)	7.6; 10.2
	(d)	7.6
314	(a)	4.2; 4.3; 10.2
	(b)	N.A.
	(c) (1)	10.4
	(c) (2)	10.4
	(c) (3)	N.A.
	(d)	N.A.
	(e)	10.5
315	(a)	7.1(b)
	(b)	7.5; 10.2
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a) (1) (A)	6.5
	(a) (1) (B)	6.4
	(a) (2)	N.A.
	(b)	6.7
	(c)	8.4
317	(a) (1)	6.8
	(a) (2)	6.9
	(b)	2.4
318	(a)	10.1
	(c)	10.1

N.A. means Not Applicable

*NOTE: This Cross-Reference Sheet relates to the Indenture, by and between Indevus Pharmaceuticals, Inc. and The Bank of New York, as Trustee, dated July 16, 2003, but shall not, for any purpose, be deemed to be a part of the Indenture.